American Shared Hospital Services Reports Fourth Quarter and Year End 2019 Results

San Francisco, CA, April 2, 2020 -- American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and twelve months ended December 31, 2019.

Fourth Quarter 2019 Highlights

•Total revenue in the fourth quarter was $4,786,000, consistent with the comparable period in 2018.  Proton therapy revenue of $1,486,000 increased 4.7% from the fourth quarter of 2018.  Gamma Knife revenue of $3,230,000 increased 4.1% quarter over quarter due to higher volumes at existing sites.

•Total proton therapy fractions in the fourth quarter increased 4.3% quarter over quarter.  The increase for the fourth quarter was due to higher volumes reflecting the ongoing broadening of awareness of the benefits of proton therapy treatment.

•Net income in the fourth quarter of $193,000 was higher than net income of $178,000 for the fourth quarter of 2018 primarily due to an income tax benefit recorded in the fourth quarter of 2019 related to the Company’s operations in Lima, Peru.

Chairman and Chief Executive Officer Ernest A. Bates, M.D., commented, “AMS finished the year on firm footing in the fourth quarter, which recorded good growth in both proton therapy fractions and Gamma Knife procedures, offset by lower average reimbursement for Gamma Knife procedures. The benefits of proton therapy are being recognized more often and for an expanding number of medical indications, driving our business and advancing our revenue 23% for the year. With that therapy focused primarily on treating patients with cancer, we expect near term volumes to remain consistent, subject to patients being diagnosed in a timely manner. Approximately 40% of Gamma Knife procedures are considered non-urgent and may be subject to delayed treatment due to COVID-19. We completed two Cobalt-60 reloads subsequent to year end and contracted for an Icon upgrade with existing customers. There may be additional upgrades completed during the year and we are continuing discussions for additional PBRT and MR/LINAC projects.”

Financial Results for the Three Months Ended December 31, 2019

For the three months ended December 31, 2019, revenue of $4,786,000 was consistent with revenue of $4,770,000 for the fourth quarter of 2018. Net income attributable to the Company for the fourth quarter of 2019 was $193,000, or $0.03 per share. This compares to net income attributable to the Company for the fourth quarter of 2018 of $178,000, or $0.03 per share.

Fourth quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 4.7% to $1,486,000 compared to revenue for the fourth quarter of 2018 of $1,419,000. The increase in revenue was due to increased volume as awareness of the benefits of proton therapy continues to grow.

Revenue for the Company’s Gamma Knife operations increased 4.1% to $3,230,000 for the fourth quarter of 2019 compared to $3,102,000 for the fourth quarter of 2018 due to an increase in volumes, offset by a decline in average reimbursement at existing retail sites.

Gross margin for the fourth quarter of 2019 decreased to $1,441,000, or 30.1% of revenue, compared to gross margin of $1,565,000, or 32.8% of revenue, for the fourth quarter of 2018. The decrease was due to higher depreciation incurred on the Company's Gamma Knife and IGRT equipment at a customer location whose contracts are set to expire in the second quarter of 2020.

Net income attributable to the Company for the fourth quarter of 2019 was $193,000, or $0.03 per share. This compares to net income attributable to the Company for the fourth quarter of 2018 of $178,000, or $0.03 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $2,056,000 for the fourth quarter of 2019, compared to $2,346,000 for the fourth quarter of 2018.

Financial Results for the Twelve Months Ended December 31, 2019

For the twelve months ended December 31, 2019, revenue increased 4.5% to $20,605,000 compared to revenue of $19,714,000 for the twelve months of 2018.
Proton therapy revenue increased 23.2% to $6,214,000 for 2019, primarily due to a 17.1% increase in PBRT fractions as well as the proton therapy unit being fully operational for the twelve-month period versus the prior year period when the proton therapy system incurred two weeks of down time.
Gamma Knife revenue for 2019 was $13,551,000, a modest decrease from 2018 revenue, primarily due to lower average reimbursement at the Company's retail sites. The number of Gamma Knife procedures performed in 2019 increased by 38 compared to 2018 due to the Company's new site in Merrillville, Indiana, which began treating patients in January 2019, and growth at the Company's stand-alone facility in Lima, Peru.
Net income attributable to the Company for the twelve months of 2019 was $659,000, or $0.11 per share.  This compares to net income attributable to the Company for the twelve months of 2018 of $1,023,000, or $0.18 per share. Issued and outstanding shares totaled 5,817,000 at December 31, 2019 and 5,714,000 at December 31, 2018.
Adjusted EBITDA, a non-GAAP financial measure, was $9,676,000 for the twelve months of 2019, compared to $10,051,000 for the twelve months of 2018.

Balance Sheet Highlights

At December 31, 2019, cash, cash equivalents, and restricted cash was $1,779,000, compared to $1,792,000 at December 31, 2018.  Shareholders' equity at December 31, 2019 was $31,811,000, or $5.47 per outstanding share.  This compares to shareholders' equity at December 31, 2018 of $31,048,000, or $5.43 per outstanding share.

Conference Call and Webcast Information
American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today.  To participate in the live call, dial 1 (800) 774-6070 at least 5 minutes prior to the scheduled start time and mention confirmation number 5891510#.  A simultaneous webcast of the call may be accessed through the Company's website at www.ashs.com, or at www.streetevents.com  for institutional investors.
A replay will be available until April 16, 2020 at the same internet addresses, or by dialing 1 (888) 843-7419 and entering 5891510# when prompted.
About American Shared Hospital Services (NYSE American: AMS)
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services.  AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain).  The Company also offers proton therapy, and the latest IGRT and IMRT systems. For more information, please visit: www.ashs.com.

Earnings Disclosure
The recent outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operations. The pandemic has impacted and could further impact the Company’s operations and the operations of its customers as a result of quarantines, facility closures, and travel and logistics restrictions. While the disruption caused by the pandemic is currently expected to be temporary, there is uncertainty regarding its duration. Therefore, while the COVID-19 outbreak is expected to impact the Company’s results of operations, financial position, and liquidity, the duration and intensity of the impact of the COVID-19 outbreak and resulting disruption to the Company’s operations is uncertain. The Company will continue to monitor the situation closely and assess the impact on its operations and financial results for the remainder of the year.

In July 2019, the Centers for Medicare and Medicaid Services (“CMS”) announced a proposed new mandatory payment model for radiation oncology services intended to test an episodic payment structure across certain radiation therapy providers and suppliers. CMS projects that approximately 40% of radiation oncology providers, selected randomly by geographic area, will be included in the model and approximately 60% will continue to receive reimbursement based on fee-for-service methodology. The proposed payment model would significantly alter CMS’ payment methodology for radiation oncology services. The timing and details of the proposed payment model are uncertain. As a result, the Company cannot estimate the potential impact of adoption of the proposed rule. However, reductions in the reimbursement rates or changes in reimbursement methodology or administration for radiosurgery and radiation therapy could adversely affect the Company’s revenues and financial results. For centers not included in the proposed model, Medicare reimbursement in 2020 for the most commonly used proton therapy delivery codes is proposed (pending final determination) to increase approximately 15.5% and 3.6% for Gamma Knife.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company's proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s proton therapy business, and the risks of the COVID-19 pandemic. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the three months ended March 31, 2019, June 30, 2019 and September 30, 2019, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 21, 2019.

Non-GAAP Financial Measure
Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure should not be considered as substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.  We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons.  Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:
American Shared Hospital Services
Ernest A. Bates, M.D.
Chairman and Chief Executive Officer
P: (415) 788-5300
eabates@ashs.com
Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 762-4518
sprince@pcgadvisory.com

American Shared Hospital ServicesStatement of Operations(Unaudited)

	Summary of Operations Data

	Three months ended December 31		Twelve months ended December 31
	2019	2018	2019	2018
Revenues	$4,786,000	$4,770,000	$20,605,000	$19,714,000
Costs of revenue	3,345,000	3,205,000	13,685,000	12,228,000
Gross margin	1,441,000	1,565,000	6,920,000	7,486,000
Selling & administrative expense	859,000	927,000	4,060,000	3,994,000
Interest expense	303,000	401,000	1,318,000	1,631,000
Operating income	279,000	237,000	1,542,000	1,861,000
Proceeds received from investment in equity securities	0	0	0	22,000
Other income	1,000	4,000	16,000	198,000
Income before income taxes	280,000	241,000	1,558,000	2,081,000
Income tax (benefit) expense	(122,000)	50,000	128,000	451,000
Net income	402,000	191,000	1,430,000	1,630,000
Less: Net income attributable to non-controlling interest	(209,000)	(13,000)	(771,000)	(607,000)
Net income attributable to American Shared Hospital Services	$193,000	$178,000	$659,000	$1,023,000

Earnings per common share:
Basic	$0.03	$0.03	$0.11	$0.18
Assuming dilution	$0.03	$0.03	$0.11	$0.17

Weighted average shares outstanding:
Basic	5,882,000	5,845,000	5,919,000	5,836,000
Assuming dilution	5,889,000	5,876,000	5,930,000	5,853,000

American Shared Hospital ServicesBalance Sheet Data(Unaudited)

	12/31/2019	12/31/2018
Cash, cash equivalents and restricted cash	$1,779,000	$1,792,000
Current assets	$10,742,000	$9,946,000
Total assets	$53,783,000	$57,502,000

Current liabilities	$8,214,000	$9,474,000
Shareholders' equity	$31,811,000	$31,048,000

American Shared Hospital ServicesAdjusted EBITDA(Unaudited Reconciliation of GAAP to Non-GAAP Adjusted Results)

		Q4	Q4	YTD	YTD
		2019	2018	2019	2018
Net Income		$ 193,000	$ 178,000	$ 659,000	$1,023,000
Plus:	Income Tax (Benefit) Expense	(122,000)	50,000	128,000	451,000
	Interest Expense	303,000	401,000	1,318,000	1,631,000
	Depreciation and Amortization Expense	1,622,000	1,663,000	7,341,000	6,745,000
	Stock-Based Compensation Expense	60,000	54,000	230,000	223,000
	Proceeds Received from Investment in Equity Securities	-	-	-	(22,000)
Adjusted EBITDA		$2,056,000	$2,346,000	$9,676,000	$10,051,000